Exhibit 15.1

October 15, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

        We are aware that our report dated August 2, 2013 on our review of interim financial information of The Hertz Corporation (the "Company") and its subsidiaries for the three-month and six-month periods ended June 30, 2013 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2013 is included in Amendment No. 2 to the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on October 15, 2013.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP